DISTRIBUTION AGREEMENT
BETWEEN
KINETICS MUTUAL FUNDS, INC.
AND
KINETICS FUNDS DISTRIBUTOR, INC.

THIS AGREEMENT ("Agreement") is made effective as of the 15th day of September, 2000, by and between KINETICS MUTUAL FUNDS, INC., a Maryland corporation (the "Company") and KINETICS FUNDS DISTRIBUTOR, INC., a Texas corporation ("KFDI").

WHEREAS, the Company is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end management investment company with one (1) or more distinct series of shares of common stock ("Shares") for sale to the public under the Securities Act of 1933, as amended (the "1933 Act"), and will qualify the Shares for sale to the public under various state securities laws; and

WHEREAS, KFDI is registered as a broker-dealer under the Securities Exchange Act of 1934, as amended (the "1934 Act") and under each state's securities laws, and is also a member of the National Association of Securities Dealers, Inc. (the "NASD"); and

WHEREAS, the Company desires to retain KFDI as principal underwriter and national distributor in connection with the offering and sale of the Shares of each current series of the Company (the "Fund" or the "Funds") and each subsequently created series as may be listed on Schedule A (as amended from time to time) attached hereto and KFDI is willing to act as principal underwriter and national co-distributor for the Fund or Funds on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

1.  Appointment. The Company hereby appoints KFDI as its agent to be the principal underwriter and national distributor of the Fund's Shares and to hold itself out as available to receive and accept orders for the purchase and redemption of the Shares on behalf of the Fund, subject to the terms and for the period set forth in this Agreement. KFDI hereby accepts such appointment and agrees to act hereunder. The Company understands that any solicitation activities conducted on behalf of the Fund will be conducted primarily by employees of the Fund's adviser, KINETICS ASSET MANAGEMENT, INC. ("Kinetics" or the "Adviser"), who shall become registered representatives of KFDI.

2.	Services and Duties of KFDI.

(a)  KFDI agrees to distribute Shares on a best efforts basis from time to time during the term of this Agreement as agent for the Company and upon the terms described in the Company's Registration Statement, as amended from time to time. As used in this Agreement, the term "Registration Statement" shall mean the currently effective registration statement of the Company, and any supplements thereto, under the 1933 Act and the 1940 Act.
(b)  KFDI, with the operational assistance of the Fund's transfer agent, will hold itself available to receive purchase and redemption orders satisfactory to KFDI for Shares and will accept such orders on behalf of each Fund. Such purchase orders shall be deemed effective at the time and in the manner set forth in the Registration Statement.

(c)  KFDI, with the operational assistance of the Fund's transfer agent, shall make Shares available through the National Securities Clearing Corporation's Fund/SERV System.

(d)  KFDI and its registered personnel shall provide to investors and potential investors only such information regarding a Fund as the Fund shall provide or approve. KFDI shall review and file all proposed advertisements and sales literature with regulators, as appropriate, and consult with the Fund regarding any comments provided by regulators with respect to such materials.

(e)  The offering price of the Shares shall be the price determined in accordance with, and in the manner set forth in, the most-current Prospectus. The Fund shall make available to KFDI a statement of each computation of net asset value and the details of entering into such computation.

(f)  KFDI in its sole discretion may repurchase Shares offered for sale by the shareholders. Repurchase of Shares by KFDI shall be at the price determined in accordance with, and in the manner set forth in, the most current Prospectus. At the end of each business day, KFDI shall notify, by any appropriate means, the Fund and its transfer agent of the orders for repurchase of Shares received by KFDI since the last such report, the amount to be paid for such Shares, and the identity of the shareholders offering Shares for repurchase. The Fund reserves the right to suspend such repurchase right upon written notice to KFDI. KFDI further agrees to act as agent for the Fund to receive and transmit promptly to the Fund's transfer agent shareholder requests for redemption of Shares.

(g)  KFDI shall not be obligated to sell any certain number of Shares.

(h)  KFDI shall prepare reports for the Board of Directors of the Company (the "Board") regarding its activities under this Agreement as from time to time shall be reasonably requested by the Board.

(i)  KFDI shall at all times during the term of this Agreement remain a registered broker-dealer under the 1934 Act and with all fifty (50) states, and shall also remain a member in good standing of the NASD. KFDI shall immediately notify the Company in writing if it receives written notification that such registrations or membership have been temporarily or permanently suspended, limited or terminated.

(j)  KFDI will serve as licensing/regulatory agent for employees and other personnel of Kinetics, who will be registered as KFDI broker--dealer representatives.

3.	Duties of the Fund.

(a)  The Company shall keep KFDI fully informed of its affairs and shall provide to KFDI from time to time copies of all information, financial statements, and other papers that KFDI may reasonably request for use in connection with the distribution of Shares, including, without limitation, certified copies of any financial statements prepared for a Fund by its independent public accountant and such reasonable number of copies of the most current Prospectus, Statement of Additional Information ("SAI"), and annual and interim reports as KFDI may request, and the Company shall fully cooperate in the efforts of KFDI to distribute and arrange for the distribution of Shares.

(b)  The Company shall maintain a currently effective Registration Statement on Form N--1A with the Securities and Exchange Commission (the "SEC"), satisfy proper notice filing and fee payment provisions of applicable states and file such reports and other documents as may be required under applicable federal and state laws. The Company shall notify KFDI in writing of the states in which Shares may be sold and shall notify KFDI in writing of any changes to such information. The Company shall bear all expenses related to preparing and typesetting such Prospectuses, SAIs and other materials required by law and such other expenses, including printing and mailing expenses, related to a Fund's communication with persons who are shareholders.

(c)  The Company shall not use any advertisements or other sales materials that have not been (i) submitted to KFDI for its review and approval, and (ii) if required, filed with the appropriate regulators.

(d)  The Company represents and warrants that its Registration Statement and any advertisements and sales literature (excluding statements relating to KFDI and the services it provides that are based upon written information furnished by KFDI expressly for inclusion therein) of a Fund shall not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and that all statements or information furnished to KFDI pursuant to Section 3(a) hereof, shall be true and correct in all material respects.

4.  Other Broker-Dealers. KFDI in its discretion shall enter into agreements to sell Shares to such registered and qualified retail dealers, as reasonably requested by the Company or Kinetics. In making agreements with such dealers, KFDI shall act only as principal and not as agent for the Company. The form of any such dealer agreement shall be mutually agreed upon and approved by the Company and KFDI.

5.  Withdrawal of Offering. The Company reserves the right at any time to withdraw all offerings of any or all Shares by written notice to KFDI at its principal office. No Shares shall be offered by either KFDI or the Company under any provisions of this Agreement and no orders for the purchase of Shares hereunder shall be accepted by the Company if and so long as effectiveness of the Registration Statement then in effect or any necessary amendments thereto shall be suspended under any of the provisions of the 1933 Act, or if and so long as a current prospectus -as required by Section 5(b)(2) of the 1933 Act is not on file with the SEC.

6.  Services Not Exclusive. The services furnished by KFDI hereunder are not to be deemed exclusive. KFDI shall be free to furnish similar services to others so long as its services under this Agreement are not impaired thereby. The Company reserves the right to (i) sell Shares to investors on applications received and accepted by the Fund; (ii) issue Shares in connection with a merger, consolidation, or recapitalization of the Fund; (iii) issue additional Shares to holders of Shares; or (iv) issue Shares in connection with any offer of exchange permitted by Section 11 of the 1940 Act.

7  Expenses of the Fund. The Fund shall bear all costs and expenses of registering the Shares with the SEC and state and other regulatory bodies, and shall assume expenses related to communications with shareholders of the Fund including, but not limited to, (i) fees and disbursements of its counsel and independent public accountant; (ii) the preparation, filing, and printing of Registration Statements and/or Prospectuses or SAIs; (iii) the preparation and mailing of annual and interim reports, Prospectuses, SAIs, and proxy materials to shareholders; (iv) such other expenses related to the communications with persons who are shareholders of the Fund; and (v) the qualifications of Shares for sale under the securities laws of such jurisdictions as shall be selected by the Fund pursuant to the Paragraph 3(b) hereof, and the costs and expenses payable to each jurisdiction for continuing qualification therein. In addition, the Fund shall bear all costs of preparing, printing, mailing, and filing any advertisements and sales literature. KFDI does not assume responsibility for any expenses not assumed hereunder.

8  Compensation. As compensation for the services performed and the expenses assumed by KFDI under this Agreement including, but not limited to, any commissions paid for sales of Shares, KFDI shall be entitled to the fees and expenses set forth in Schedule B to this Agreement which are payable promptly after the last day of each month.

9.  Status of KFDI. KFDI is an independent contractor and shall be agent of the Company only with respect to the sale and redemption of Shares.

10.	Indemnification.

(a)  The Company agrees to indemnify, defend, and hold KFDI, its officers, and directors, and any person who controls KFDI within the meaning of Section 15 of the 1933 Act, free and harmless from and against any and all claims, demands, or liabilities, and expenses (including the cost of investigating or defending such claims, demands, liabilities, and any counsel fees incurred in connection therewith) that KFDI, its officers and directors, or any such controlling person may incur under the 1933 Act, or under common law or otherwise, arising out of or based upon any (i) alleged untrue statement of a material fact contained in the Registration Statement, any Prospectus, SAI, or sales literature; (ii) alleged omission to state a material fact required to be stated in the Company's Registration Statement or necessary to make the statements therein not misleading; or (iii) failure by the Company to comply with the terms of this Agreement; provided, that in no event shall anything contained herein be so construed as to protect KFDI against any liability to the Company or its shareholders to which KFDI would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations under this Agreement.

(b)  The Company shall not be liable to KFDI under this Agreement with respect to any claim made against KFDI or any person indemnified unless KFDI or other such person shall have notified the Company in writing of the claim within a reasonable time after the summons or other first written notification giving information of the nature of the claim shall have been served upon KFDI or such other person (or after KFDI or other person shall have received notice of service on any designated agent). However, failure to notify the Company of any claim shall not relieve the Company from any liability that it may have to KFDI or any person against whom such action is brought otherwise than on account of this Agreement.

(c)  The Company shall be entitled to participate at its own expense in the defense or, if it so elects, to assume the defense of any suit brought to enforce any claims subject to this Agreement. If the Company elects to assume the defense of any such claim, the defense shall be conducted by counsel chosen by the Company and satisfactory indemnified defendants in the suit whose consent shall not be unreasonably withheld. In the event that the Company elects to assume the defense of any suit and retain counsel, the indemnified defendants shall bear the fees and expenses of any additional counsel retained by them. If the Company does not elect to assume the defense of a suit, it will reimburse the indemnified defendants for the reasonable fees and expenses of any counsel retained by the indemnified defendants. The Company agrees to promptly notify KFDI of the commencement of any litigation or proceedings against it or any of its officers and directors in connection with the issuance or sale of any of its Shares.

(d)  KFDI agrees to indemnify, defend, and hold the Company, its officers and directors, and any person who controls the Company within the meaning of Section 15 of the 1933 Act, free and harmless from and against any and all claims, demands, liabilities, and expenses (including the cost of investigating or defending against such claims, demands, or liabilities, and any counsel fees incurred in connection therewith) that the Company, its directors and officers, or any such controlling person may incur under the 1933 Act, or under common law or otherwise, resulting from KFDI' willful misfeasance, bad faith, or gross negligence in the performance of its obligations and duties under this Agreement, or arising out of or based upon any alleged untrue statement of a material fact contained in information furnished in writing by KFDI to the Company for use in the Registration Statement, any Prospectus, or SAI arising out of or based upon any alleged omission to state a material fact in connection with such information required to be stated in any such document or necessary to make such information not misleading.

(e)  KFDI shall be entitled to participate, at its own expense, in the defense or, if it so elects, to assume the defense of any suit brought to enforce the claim, but if KFDI elects to assume the defense, the defense shall be conducted by counsel chosen by KFDI and satisfactory to the indemnified defendants whose approval shall not be unreasonably withheld. In the event that KFDI elects to assume the defense of any suit and retain counsel, the defendants in the suit shall bear the fees and expenses of any additional counsel retained by them. If KFDI does not elect to assume the defense of any suit, it will reimburse the indemnified defendants in the suit for the reasonable fees and expenses of any counsel retained by them.

11.  Duration and Termination.

(a)  This Agreement shall become effective on the date first written above or such later date as indicated in Schedule A and, will continue in effect for a minimum of one year from the above written date. Thereafter, if not terminated, this Agreement shall continue in effect for successive annual periods, provided that such continuance is specifically approved at least annually (i) by a vote of a majority of the Company's Board who are not interested persons (as defined in the 1940 Act) of the Company ("Independent Directors") or of KFDI, cast in person at a meeting called for the purpose of voting on such approval, and (ii) by the Board or by vote of a majority of the outstanding voting securities of the Company.

(b)  Notwithstanding the foregoing, this Agreement may be terminated in its entirety at any time, without the payment of any penalty, by vote of the Board, by vote of a majority of the Independent Directors, or by vote of a majority of the outstanding voting securities of the Company on sixty (60) days' written notice to KFDI or by KFDI at any time, without the payment of any penalty, on sixty (60) days' written notice to the Company. This Agreement will automatically terminate in the event of its assignment.

12.  Amendment of this Agreement. No provision of this Agreement may be changed, waived, discharged, or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge, or termination is sought. This Agreement may be amended with the approval of the Board or of a majority of the outstanding voting securities of the Company, provided that, in either case, such amendment also shall be approved by a majority of the Independent Directors.

13.  Limitation of Liability. Neither the Board nor the shareholders of the Company shall be personally liable for obligations of the Company in connection with any matter arising from or in connection with this Agreement. This Agreement is not binding upon any director, officer, or shareholder of the Company individually, and no such person shall be individually liable with respect to any action or inaction resulting from this Agreement.

14.  Notice. Any notice required or permitted to be given by either party to the other shall be deemed sufficient upon receipt in writing at the other party's principal offices.

15.   Miscellaneous. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule, or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors. As used in this Agreement, the terms "majority of the outstanding voting securities," "interested person" and "assignment" shall have the meanings assigned to such terms in the 1940 Act.

16.  Governing Law. This Agreement shall be construed in accordance with the laws of the State of New York and the 1940 Act (without regard, however, to the conflicts of law principles). To the extent that the applicable laws of the state of New York conflict with the applicable provisions of the 1940 Act, the latter shall control.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated as of the day and year first above written.

KINETICS MUTUAL FUNDS, INC.	KINETICS FUNDS DISTRIBUTOR, INC.

By: /s/Peter Doyle	By: /s/Leonid Polyakov

Print: Peter Doyle	Print: Leonid Polyakov

Title: President	Title: President

Date: September 15, 2000	Date: September 15, 2000

SCHEDULE A
TO THE
DISTRIBUTION AGREEMENT
BETWEEN
KINETICS MUTUAL FUNDS, INC.
AND
KINETICS FUNDS DISTRIBUTOR, INC.

Pursuant to Section 1 of the Distribution Agreement between KINETICS MUTUAL FUNDS, INC. (the "Company") and KINETICS FUNDS DISTRIBUTOR, INC. ("KFDI"), the Company hereby appoints KFDI as its agent to be the principal underwriter of the Company and the national distributor of the Shares with respect to its following series:

The Internet Fund
The Internet Emerging Growth Fund
The Paradigm Fund
The Medical Fund
The Small Cap Opportunities Fund
The Kinetics Government Money Market Fund

Dated:      February 23, 2004

SCHEDULE B

TO THE

DISTRIBUTION AGREEMENT

BETWEEN

KINETICS MUTUAL FUNDS, INC.

AND

KINETICS FUNDS DISTRIBUTOR, INC.

As compensation pursuant to Section 8 of the Distribution Agreement between Kinetics Mutual Funds, Inc. (the "Company") and Kinetics Funds Distributor, Inc. ("KFDI"), Kinetics Asset Management, Inc. ("Kinetics") hereby agrees to pay to KFDI the sum of:

1 .	an annual fee of $12,000 for the first series of the Company, and $12,000 for each series or class thereafter plus one basis (.01%) point of the average daily net assets of each series, computed daily and paid monthly;

2.	an annual compliance fee of $500 for each employee of Kinetics, who is designated by Kinetics to become a series 6 or series 7 registered representative of KFDI (compliance costs for other types of licenses may vary), as well as the ongoing license fees and incidental costs associated with such registrations;

3.	the compensation paid by KFDI such registered representatives in accordance with compensation schedules, as agreed upon by KFDI and Kinetics from time to time;

4.	the reasonable fees associated with listing and maintaining shares on the National Securities Clearing Corporation's Fund/SERV System, on a "pass through" basis, as agreed upon by KFDI and Kinetics and as reflected in the attached NSCC fee schedule, which may change without notice;

5.	incidental expenses associated with printing and distribution advertising and sales literature;

6.	fees for legal review of advertisements and sales literature at the rate of $150 per job for the first ten (10) pages of an advertisement and $20 per page thereafter, plus NASD filing fees which are billed on an out of pocket basis;

7.	plus out of pocket expenses including, but not limited to, travel expenses and retention of records.

Dated:	September 15, 2000

KINETICS ASSET MANAGEMENT, INC.	KINETICS FUNDS DISTRIBUTOR, INC.

By:/s/Peter Doyle	By:/s/Leonid Polyakov
Name: Peter Doyle	Name: Leonid Polyakov
Title: President	Title: President